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                                                                     Exhibit 3.1




                            CERTIFICATE OF AMENDMENT

                                       OF

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                    * * * * *




     Kindred Healthcare, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That at a meeting of the Board of Directors of Kindred Healthcare, Inc. resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that such amendment be considered at the annual meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

          RESOLVED, that Article Fourth of the Amended and Restated Certificate of Incorporation of the Company be amended to reflect an increase in the number of shares of common stock that the Company has the authority to issue, as follows:

          FOURTH. (a) The total number of shares of capital stock which the Corporation is authorized to issue is 176,000,000, consisting of 175,000,000 shares of Common Stock, par value $0.25 per share, and 1,000,000 shares of Preferred Stock, par value $0.25 per share.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, an annual meeting of the stockholders of said corporation was duly called and held on April 16, 2002 upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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     THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.


     IN WITNESS WHEREOF, said corporation, Kindred Healthcare, Inc., has caused this certificate to be signed by Joseph L. Landenwich, its Vice President of Corporate Legal Affairs and Corporate Secretary, this 16th day of April, 2002.

                                               /s/ Joseph L. Landenwich
                                               ---------------------------------

                                               By Joseph L. Landenwich
                                                     Vice President of Corporate
                                                     Legal Affairs and Corporate
                                                     Secretary